Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

SECOND QUARTER 2025 RESULTS

MILWAUKEE, Wis., August 5, 2025 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended June 30, 2025.

SECOND QUARTER 2025 RESULTS

●	Net sales of $132.3 million
●	GAAP Net loss of $1.1 million, or ($0.05) per diluted share
●	Non-GAAP Adjusted Net Income of $2.1 million, or Adjusted Diluted EPS of $0.10
●	Adjusted EBITDA of $13.7 million
●	Adjusted EBITDA margin of 10.3%
●	Free Cash Flow of $12.5 million
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 1.4x as of June 30, 2025

MANAGEMENT COMMENTARY

"Our second quarter results underscore the resilience and strong execution of our team, as we delivered improved Adjusted EBITDA margins compared to the first quarter, despite a challenging customer demand environment" stated Jag Reddy, President and Chief Executive Officer. “Our MBX framework continues to guide our disciplined focus on lean operations and cost management, enabling us to enhance operating leverage and generate strong free cash flow.”

“Customer demand remained soft throughout the quarter due to elevated uncertainty across the majority of our end markets,” continued Reddy. “Looking ahead, our customers’ visibility into the second half of the year remains limited. We expect this uncertainty to continue to weigh on market demand, particularly in the Commercial Vehicle, Powersports, and Agriculture end markets. While inventory de-stocking has progressed in some markets, order activity has slowed and is expected to remain muted through year-end.”

“Operationally, we remain focused on the levers within our control, including strategic pricing, new project wins and working capital efficiency,” continued Reddy. “We are particularly pleased with the momentum in new customer programs, and, as of the end of the second quarter, we are ahead of pace to achieve our full-year target for new project wins. At the same time, we have launched a set of initiatives aimed at reducing fixed costs and rationalizing asset capacity to optimize our manufacturing footprint. These actions, like others we’ve taken in recent quarters, are intended to improve our operating leverage and enhance flexibility over time as volumes recover.”

“As previously announced, we completed the acquisition of Accu-Fab shortly after the quarter ended – marking a key milestone in our strategic diversification efforts,” said Reddy. “Integration efforts are well underway, and we expect to fully integrate the Accu-Fab operations by the end of the year.”

"As we enter the second half of 2025, we are updating our full-year guidance to reflect both the impact of the Accu-Fab acquisition and the soft industry demand in our legacy end markets,” continued Reddy. “Our revised outlook incorporates steady demand in Accu-Fab’s higher growth critical power infrastructure and data center markets, along with the associated integration costs. While we have not included material revenue synergies in our 2025 forecast, our teams have already identified attractive growth opportunities within Accu-Fab’s customer base that reinforce our confidence in the long-term value of this acquisition.”

“We remain steadfast in our execution of the MBX framework, which is anchored in operational excellence, diversified commercial growth, and disciplined capital deployment,” concluded Reddy. “Given the uncertain macroeconomic environment and continued market demand softness, we are withdrawing the 2026 financial targets presented at our 2023 Investor Day. In the near term, our priorities include the integration of Accu-Fab, driving operational excellence, reducing debt and executing opportunistic share repurchases. Long-term, we are confident in building MEC into a scaled, diversified domestic fabricator with $1.0 billion in revenue supported by organic growth, disciplined M&A and consistent operational execution.”

PERFORMANCE SUMMARY

Net sales decreased by 19.1% year-over-year in the second quarter of 2025, due to lower customer demand across the majority of the Company’s key end markets and customer channel inventory destocking. This decline was partially offset by volume from new projects in the Other end market and increased after-market demand in the Military end market.

Manufacturing margin was $13.6 million in the second quarter of 2025, or 10.3% of net sales, as compared to $22.3 million, or 13.6% of net sales, in the prior year period. The year-over-year decrease in manufacturing margin was largely attributable to lower customer demand, partially offset by cost reduction activities.

Bonuses and deferred compensation expense was $1.5 million in the second quarter of 2025, as compared to $4.1 million in the prior year period. Other selling, general and administrative expenses were $10.3 million in the second quarter of 2025 as compared to $8.3 million for the same prior year period. The increase in these expenses during the second quarter primarily reflects the non-recurring costs associated with the acquisition of Accu-Fab and the CFO transition.

Interest expense was $1.4 million in the second quarter of 2025, as compared to $3.0 million in the prior year period, due to a decrease in borrowings and lower interest rates relative to the prior year period.

Net loss for the second quarter of 2025 was $1.1 million or ($0.05) per diluted share, versus net income of $3.8 million, or $0.18 per diluted share, in the prior-year period.

MEC reported Adjusted EBITDA of $13.7 million in the second quarter of 2025, or 10.3% of net sales, versus $19.6 million, or 12.0% of net sales, in the prior-year period. The decrease in Adjusted EBITDA reflects lower customer demand, partially offset by cost rationalization initiatives.

Second quarter Adjusted Net Income was $2.1 million, or $0.10 per diluted share, versus $5.5 million, or $0.26 per diluted share, in the prior-year period. Adjusted net income reflects a decrease in income from operations, partially offset by lower interest expense.

Free Cash Flow during the second quarter of 2025 was $12.5 million as compared to $19.2 million in the prior year period. The decrease in Free Cash Flow was attributable to a $8.3 million decrease in net cash provided by operating activities, and a $1.7 million reduction in capital expenditures.

END MARKET UPDATE

	Three Months Ended
	June 30,
	2025	2024
Commercial Vehicle	$49,134	$62,130
Construction & Access	20,173	27,230
Powersports	19,625	30,306
Agriculture	9,233	14,639
Military	8,342	6,579
Other	25,821	22,752
Net Sales	$132,328	$163,636

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $49.1 million in the second quarter of 2025, a decrease of 20.9% versus the prior-year period. The decrease in net sales to this end market during the quarter was due to a reduction in customer demand resulting from regulatory uncertainty and reduced order volumes.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $20.2 million in the second quarter of 2025, a decrease of 25.9% versus the prior-year period. The decrease in sales was primarily attributable to lower customer demand and channel inventory de-stocking.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $19.6 million in the second quarter of 2025, a decrease of 35.2% versus the prior-year period. The decrease in sales was the result of reduced consumer demand, customer product rationalization, and channel inventory de-stocking.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $9.2 million in the second quarter of 2025, a decrease of 36.9% versus the prior-year period. The decrease in sales reflects lower customer demand across both large-ag and small-ag end markets as customers de-stock their inventory.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $8.3 million in the second quarter of 2025, an increase of 26.8% versus the prior-year period. The increase in net sales compared to the prior year was primarily attributable to higher service and after-market demand.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to other end markets for the second quarter of 2025 were $25.8 million, an increase of 13.5% year-over-year. The increase in net sales compared to the prior year period was primarily attributable to new customer projects within industrial equipment & fixtures and power generation end markets, and higher demand for aluminum extrusions within the automotive end market.

BALANCE SHEET UPDATE

As of June 30, 2025, MEC had debt outstanding of $72.0 million and total cash and availability on its senior secured revolving credit facility of $185.21 million. During the second quarter of 2025, the Company repaid $8.7 million of debt and repurchased $2.9 million in shares under its existing share repurchase authorization with free cash flow. At the end of the second quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.4x.

FINANCIAL GUIDANCE

Today, the Company updated its guidance for the full year 2025. All guidance is current as of the time provided and is subject to change.

	FY 2024	FY 2025 Forecast			Prior FY 2025 Forecast
(in Millions)	Actual	Low	Mid	High	Low	Mid	High
Net Sales	$581.6	$528	$545	$562	$560	$575	$590
Adjusted EBITDA	$64.4	$49	$52	$55	$60	$63	$66
Free Cash Flow	$77.7	$25	$28	$31	$43	$47	$50

The Company’s 2025 guidance reflects the acquisition of Accu-Fab, which was completed on July 1, 2025. In addition, the Company’s guidance includes the impact of the continued soft end market demand in the Company’s legacy end markets. The impact of end market softness is expected to be partly offset by the Company’s ongoing strategic execution and improved efficiencies.

The Company’s 2025 Free Cash Flow guidance reflects the impact of continued working capital efficiencies, capital expenditures of between $13 and $17 million and non-recurring costs of between $5 million and $6 million related to the CFO transition and the acquisition of Accu-Fab.

1 This amount is reduced to approximately $115.9 million after taking into account the $69.3 million of outstanding borrowings under the credit facility as of June 30, 2025, prior to the acquisition of Accu-Fab.

SECOND QUARTER 2025 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, August 6, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 584482.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; volatility in the prices or availability of raw materials critical to our business; geopolitical and economic developments, including foreign trade relations and associated tariffs; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weakness in internal control over financial reporting identified in preparing our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2024. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 26 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, legal costs due to the former fitness customer, CFO transition costs, natural disaster costs and acquisition related costs. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Adjusted Diluted EPS represent net income (loss) before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$206	$206
Receivables, net of allowances for doubtful accounts of $294 at June 30, 2025 and $248 at December 31, 2024	51,329	49,782
Inventories, net	53,947	54,756
Tooling in progress	3,778	4,761
Prepaid expenses and other current assets	4,468	3,439
Total current assets	113,728	112,944
Property, plant and equipment, net	147,313	156,528
Assets held for sale	1,402	1,402
Goodwill	92,650	92,650
Intangible assets, net	48,268	51,734
Operating lease assets	28,775	28,615
Other long-term assets	1,609	1,697
Total assets	$433,745	$445,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$46,606	$39,119
Current portion of operating lease obligation	5,258	4,914
Accrued liabilities:
Salaries, wages, and payroll taxes	7,740	5,094
Bonuses and deferred compensation	1,859	4,626
Other current liabilities	8,133	10,839
Total current liabilities	69,596	64,592
Bank revolving credit notes	69,280	79,725
Operating lease obligation, less current maturities	25,270	25,412
Deferred compensation, less current portion	4,319	4,719
Deferred income tax liability	15,756	16,831
Other long-term liabilities	2,681	2,538
Total liabilities	$186,902	$193,817
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,487,311 shares issued at June 30, 2025 and 22,300,106 at December 31, 2024	—	—
Additional paid-in-capital	207,850	207,076
Retained earnings	59,009	60,086
Treasury shares at cost, 2,187,334 shares at June 30, 2025 and 1,883,198 at December 31, 2024	(20,016)	(15,409)
Total shareholders’ equity	246,843	251,753
Total liabilities and shareholders' equity	$433,745	$445,570

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$132,328	$163,636	$267,907	$324,905
Cost of sales	118,704	141,359	238,755	281,696
Amortization of intangible assets	1,733	1,733	3,466	3,466
Bonuses and deferred compensation	1,525	4,133	4,850	7,933
Other selling, general and administrative expenses	10,290	8,261	19,182	16,030
Income from operations	76	8,150	1,654	15,780
Interest expense	(1,398)	(2,969)	(2,965)	(6,324)
Income (loss) before taxes	(1,322)	5,181	(1,311)	9,456
Income tax expense (benefit)	(225)	1,399	(234)	2,433
Net income (loss) and comprehensive income (loss)	$(1,097)	$3,782	$(1,077)	$7,023

Earnings (loss) per share:
Basic	$(0.05)	$0.18	$(0.05)	$0.34
Diluted	$(0.05)	$0.18	$(0.05)	$0.34

Weighted average shares outstanding:
Basic	20,514,496	20,602,650	20,517,579	20,544,292
Diluted	20,699,151	21,034,780	20,718,822	20,914,499

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,077)	$7,023
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	15,619	15,179
Amortization	3,466	3,466
Allowance for doubtful accounts	46	12
Inventory excess and obsolescence reserve	(187)	(164)
Stock-based compensation expense	2,108	2,495
Loss on disposal of property, plant and equipment	5	2
Deferred compensation	732	451
Non-cash lease expense	2,644	2,702
Other non-cash adjustments	141	143
Changes in operating assets and liabilities:
Accounts receivable	(1,593)	(10,420)
Inventories	996	7,130
Tooling in progress	983	(617)
Prepaids and other current assets	(168)	(1,951)
Accounts payable	7,390	6,391
Deferred income taxes	(1,075)	1,764
Operating lease obligations	(2,596)	(2,535)
Accrued liabilities	(4,127)	2,829
Net cash provided by operating activities	23,307	33,900
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,408)	(6,874)
Proceeds from sale of property, plant and equipment	6	107
Net cash used in investing activities	(5,402)	(6,767)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	560,363	273,536
Payments on bank revolving credit notes	(570,808)	(298,967)
Repayments of other long-term debt	—	(306)
Payments of financing costs	(793)	—
Shares withheld for employees' taxes	(1,335)	(758)
Purchase of treasury stock	(4,607)	(998)
Payments on finance leases	(725)	(343)
Proceeds from the exercise of stock options	—	345
Net cash used in financing activities	(17,905)	(27,491)
Net increase (decrease) in cash and cash equivalents	—	(358)
Cash and cash equivalents at beginning of period	206	672
Cash and cash equivalents at end of period	$206	$314

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss) and comprehensive income (loss)	$(1,097)	$3,782	$(1,077)	$7,023
Interest expense	1,398	2,969	2,965	6,324
Provision (benefit) for income taxes	(225)	1,399	(234)	2,433
Depreciation and amortization	9,603	9,391	19,086	18,645
EBITDA	9,679	17,541	20,740	34,425
Stock-based compensation expense	1,007	1,338	2,108	2,495
Legal costs due to former fitness customer	—	760	—	1,239
CFO transition costs	1,148	—	1,148	—
Natural disaster costs	293	—	293	—
Acquisition related costs	1,548	—	2,378	—
Adjusted EBITDA	$13,675	$19,639	$26,667	$38,159
Net sales	$132,328	$163,636	$267,907	$324,905
EBITDA Margin	7.3%	10.7%	7.7%	10.6%
Adjusted EBITDA Margin	10.3%	12.0%	10.0%	11.7%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$(1,097)	$(0.05)	$3,782	$0.18	$(1,077)	$(0.05)	$7,023	$0.34
Stock-based compensation expense	1,007	0.05	1,338	0.06	2,108	0.10	2,495	0.12
Legal costs due to former fitness customer	—	—	760	0.04	—	—	1,239	0.06
CFO transition costs	1,148	0.06	—	—	1,148	0.06	—	—
Natural disaster costs	293	0.01	—	—	293	0.01	—	—
Acquisition related costs	1,548	0.07	—	—	2,378	0.10	—	—
Tax effect of above adjustments	(799)	(0.04)	(383)	(0.02)	(941)	(0.05)	(654)	(0.04)
Adjusted net income and comprehensive income	$2,100	$0.10	$5,497	$0.26	$3,909	$0.17	$10,103	$0.48

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$14,976	$23,275	$23,307	$33,900
Less: Capital expenditures	2,446	4,099	5,408	6,874
Free cash flow	$12,530	$19,176	$17,899	$27,026